Exhibit 10.33

September 30, 2000

Mr. Robert H. Davis
C/o GreenMan Technologies Inc.
7 Kimball Lane
Lynnfield, MA 01824

Dear Mr. Davis

GreenMan Technologies, Inc. agrees to extend the repayment/maturity of all amounts due under the terms of your January 9, 1998 Secured Promissory Note until April 15, 2002. The interest rate will be increased to 9.5% per annum.

Sincerely,

/s/ Maurice E. Needham
Chairman